Exhibit 99.1

Notice of Potential Special Trading Blackout

January 19, 2017

This notice of a potential special trading blackout (the “Blackout Period”) applicable to securities of Spectra Energy Corp (the “Company”) is being provided to directors of the Company and officers of the Company who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (collectively, “Covered Persons”). The notice is required by federal law—Section 306(a) of the Sarbanes-Oxley Act and Regulation BTR (i.e., the Blackout Trading Restriction) promulgated by the U.S. Securities and Exchange Commission—in connection with the proposed merger (the “Merger”) between the Company and Enbridge Inc. (“Enbridge”).

A blackout period may be imposed under the Spectra Energy Retirement Savings Plan (the “Plan”) in connection with the Merger to allow shares of Company common stock (“Common Stock”) held in the Spectra Energy Common Stock Fund under the Plan (the “Spectra Energy Stock Fund”) to be converted into an investment option with respect to Enbridge common shares. During this blackout period for the Plan, Plan participants will be unable to direct or diversify investments in or out of the Spectra Energy Stock Fund or engage in any other Plan transactions that relate to the Spectra Energy Stock Fund.

During the Plan’s blackout period, you will also be subject to a Blackout Period during which you will be prohibited from purchasing, selling, or otherwise acquiring or transferring shares of Company common stock or related derivative securities that you acquire or previously acquired in connection with your service or employment as a director or executive officer of the Company (or any successor or subsidiary corporation). This prohibition applies whether or not you hold shares of Common Stock in the Plan and also applies to your spouse and minor children, if any, who live in your household and anyone who is financially dependent on you. If you engage in a transaction in violation of these rules, you may be required to disgorge any profits from the transaction and there may be civil and criminal penalties.

It is currently expected that the Blackout Period could begin as early as the calendar week beginning on Sunday, February 12, 2017, and could end as late as the calendar week beginning on Sunday, March 26, 2017. Though we continue to anticipate that the closing of the Merger will occur in the first quarter of 2017, because it is not yet known with certainty when closing of the Merger will occur, this Blackout Period range could change, be advanced or be extended. The Blackout Period is expected to begin as of market close (usually 4 p.m. ET) three business days prior to the date of closing of the Merger and end a few days following the closing of the Merger. Covered Persons may obtain, without charge, information as to whether the Blackout Period has begun or ended from Mindy Lee, Assistant General Counsel, Employee Benefits and Executive Compensation; 5400 Westheimer Court; Houston, Texas, 77056; 713-627-5288.

There are limited exemptions to the restrictions of Section 306(a) and Regulation BTR for certain transactions in Company securities. Notable exemptions include: bona fide gifts; transactions involving Company securities that were not acquired in connection with your service or employment as a director or officer (which you must be able to prove); and transactions pursuant to a plan intended to comply with the affirmative defense conditions of

Rule 10b5-1, provided that such Rule 10b5-1 plan was not entered into or modified during the Blackout Period and you were unaware of the actual or approximate beginning or ending dates of the Blackout Period at the time of the transaction. Because these exemptions are narrow, proposed transactions should be discussed with Mindy Lee, Assistant General Counsel, Employee Benefits and Executive Compensation, 5400 Westheimer Court; Houston, Texas, 77056; 713-627-5288, before you or your family members take any action concerning Company securities during the Blackout Period.

Questions regarding this notice or the Blackout Period that will apply to Covered Persons, including questions regarding whether the Blackout Period has begun or ended, may also be directed to Mindy Lee, Assistant General Counsel, Employee Benefits and Executive Compensation, whose contact information is referenced above.

Please note that the trading restrictions implemented because of the Blackout Period are in addition to other trading restrictions.